Exhibit No. 21.1

                          Subsidiaries of BNCCORP, Inc.


The following is a list of all subsidiaries of the Company, including their state of incorporation or organization.


                 Name                               Incorporated In
----------------------------------------      -----------------------------

BNC National Bank                                    National Bank

BNC Insurance, Inc. (a Subsidiary of                  North Dakota
   BNC National Bank)

Milne Scali & Company, Inc. (a                          Arizona
   Subsidiary of BNC Insurance, Inc.)

BNC Asset Management, Inc., (a                        North Dakota
   Subsidiary of BNC National Bank)

Bismarck Properties, Inc.                             North Dakota

BNC Capital Trust I                                  Delaware Trust

BNC Statutory Trust II                             Connecticut Trust